Exhibit 10.1

                             AGREEMENT

          THIS AGREEMENT (the "Agreement") is made and entered into as of the 20th, day of October, 1999, by and between INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation (the "Company"), having its principal offices at 200 East Lake Street, Wayzata, Minnesota 55391, and JEFFREY E. BOIES, whose principal residence is 135 Capulin Place, Castle Rock, Colorado 80184 ("Boies").

          WHEREAS, Boies is Vice President of the Company and President of the Multifoods Distribution Group (which, through various subsidiaries of the Company comprises the Company's vending and foodservice distribution businesses, and is hereinafter sometimes called "MDG", and together with the Company is hereinafter collectively called the "Company"); and

          WHEREAS, Boies has advised the Company that he intends to retire from the Company by one of the following dates, any of which shall constitute a "Retirement Date" for purposes of this Agreement:
(1) June 4, 2004, (2) February 29, 2000, or (3) any date after February 29, 2000, but before June 4, 2004, provided that Boies gives the Company three (3) months' prior written notice of his intent to retire on a Retirement Date; and

          WHEREAS, in view of Boies' intention to voluntarily retire from the Company on the Retirement Date, although the Company is not obligated, the Company is willing to pay Boies an amount equal to his current annual salary as of the Retirement Date, as a severance amount, and to recommend that the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), award to Boies and authorize the Company to pay him any incentive award, or part of an incentive award, earned by him under the Company's EVA Incentive Plan, or such other incentive plan then in effect, for the fiscal year of the Company during which the Retirement Date occurs, in consideration of Boies' agreements, (1) to continue his employment with the Company through the Retirement Date as Vice President of the Company and President of MDG, (2) to consult with the Company for a period of one
(1) year from and after the Retirement Date, (3) not to engage in any business that competes with the Company's vend and foodservice distribution businesses in the United States, or its territories and possessions, conducted by the Company at the Retirement Date, for a term to expire one (1) year from and after the Retirement Date, other than to carry out his duties and responsibilities as both Vice President of the Company and President of MDG through the Retirement Date, and as a consultant to the Company following the Retirement Date, and (4) to execute and deliver on the Retirement Date a Release Agreement substantially in the form attached hereto as Exhibit B (the "Release Agreement"); and

          WHEREAS, Boies is desirous of entering into the agreements described in the preceding recital.

          NOW, THEREFORE, in consideration of the preceding recitals and the terms and conditions hereinafter set forth, the Company and Boies agree, as follows:

1. Consideration for this Agreement. In consideration of, and subject to, Boies performance of his covenants and agreements as set forth in this Agreement, the Company agrees to provide the following consideration to Boies (hereinafter referred to as the "Consideration for this Agreement"). Notwithstanding any term or provision contained in this Agreement to the contrary, if Boies elects, in writing, to voluntarily retire from the Company effective before the Retirement Date of February 29, 2000, this Agreement shall terminate and each party hereto shall be excused from performance under this Agreement, without liability or obligation to the other party by reason of this Agreement, and if Boies elects, in writing, to voluntarily retire from the Company effective on any date after February 29, 2000 and before June 4, 2004, this Agreement shall continue in full force and effect in accordance with its terms. Further, notwithstanding any term or provision contained in this Agreement to the contrary, in the event of Boies' death before or after the Retirement Date, or Boies' "Disability" (as that term is hereinafter defined), before the Retirement Date, the Company shall have no obligation or liability to pay the "Severance Payment" (as that term is defined in Paragraph A of this Section 1), or any remaining installments thereof, as the case may be, to Boies, his heirs, executors or the personal representatives of his estate. As used herein the term "Disability" shall mean the inability of Boies to perform the duties and responsibilities of his employment by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of ninety (90) days or more.

          A. Severance Payment. The Company agrees to pay Boies an amount equal to Boies' current annual salary as of the Retirement Date (the "Severance Payment"), in four (4) equal, consecutive quarterly installments, less any applicable withholding taxes, with the first installment due and payable on the Retirement Date.

          B. Bonuses. The Company agrees to recommend that the Compensation Committee award to Boies and authorize the Company to pay him any incentive award, or part of any incentive award, earned by him during the fiscal year in which the Retirement Date occurs (the "Incentive Award"), under the Company's EVA Incentive Plan, adopted under the Amended and Restated Management Incentive Plan of International Multifoods Corporation, or such other incentive plan of the Company then in effect (the " Incentive Plan"), subject to the terms and conditions of the Incentive Plan. Boies acknowledges that the Compensation Committee has the authority under the Incentive Plan, in its sole discretion, to pay or not to pay any Incentive Award, and has sole discretion with respect to the "personal performance" portion of any Incentive Award. The Company shall pay Boies any Incentive Award earned by him and awarded by the Compensation Committee at or about the same time as other participants in the Incentive Plan are paid or would have been paid an incentive award.

2.          Consulting Services.

          A.          Consulting Period.

          Boies agrees to make himself available to consult with the Company to provide "Consulting Services" (as hereinafter described) at mutually convenient dates and times during the one (1) year period from and after the Retirement Date (the "Consulting Period"), provided that Boies shall not be obligated to make himself available for more than eight (8) calendar days during each calendar month during the Consulting Period. As used herein, a "calendar day" shall mean not less than five (5) nor more than eight (8) hours during any twenty-four (24) hour period.

          B.          Consulting Services.

          The Consulting Services to be performed by Boies shall be as requested and specified by the Senior Vice President, U.S. Foodservice of the Company or such other officer of the Company with responsibility to manage MDG or its successor, from time-to-time during the Consulting Period, and shall include, but not be limited to, consulting services of an advisory nature, based on Boies' extensive vend and foodservice distribution experience and expertise, and/or attendance at meetings and consultations with customers and suppliers of the Company (the "Consulting Services"). The Company acknowledges and agrees that Boies has the right during the Consulting Period to pursue his personal, business and investment interests so long as they are not in conflict with Boies' duties and obligations under this Agreement, and are subject to Boies' covenants set forth in Section 3 of this Agreement.

          C.          Compensation for Consulting Services.

          As compensation for the Consulting Services to be rendered by Boies to the Company during the Consulting Period, the Company shall pay Boies Twelve Hundred Dollars ($1,200.00) per calendar day for Consulting Services performed by Boies under and pursuant to this Agreement, with such daily fee to be paid by the Company to Boies on a monthly basis as such Consulting Services are performed. The Company will report the payment of any compensation paid to Boies for Consulting Services under this Agreement on Form No. 1099, or such other form as may be prescribed by applicable federal and state tax authorities.

          D.          Reimbursement of Travel Expenses.

If Boies is requested to travel by the Company to perform Consulting Services during the Consulting Period, the Company will reimburse Boies for his reasonable travel and travel related expenses, reasonably incurred by him, solely and exclusively with respect to Boies' performance of the Consulting Services requested by the Company during the Consulting Period. Boies shall provide the Company with receipts and other evidence, reasonably requested by the Company, to substantiate any such travel and travel related expenses incurred by him while on assignment for the Company. All of Boies' travel and travel related expenses shall be subject to the approval of the Senior Vice President, U.S. Foodservice Operations of the Company, or the Vice President, Human Resources of the Company, and such approval shall not be unreasonably withheld or delayed. The Company shall reimburse Boies for all such approved travel and travel related expenses submitted by Boies, within thirty (30) days following the date of the Company's receipt of Boies' invoice for such reimbursement and supporting documentation.

          E.          Independent Contractor.

          During the Consulting Period, Boies shall provide the Consulting Services as an independent contractor and nothing in this Agreement shall be construed to create the relationship of employer and employee between the Company and Boies during the Consulting Period. Boies shall at all times be free to exercise his own initiative, judgment and discretion as to how best to perform the Consulting Services. Boise will not be an employee of the Company and he shall not represent or otherwise hold himself out to the public as an employee of the Company during the Consulting Period.

3.          Boies' Covenants.

          A.          Boies' Agreement to Continue Employment through
Retirement Date.

          In part consideration of the Consideration for this Agreement set forth Section 1 of this Agreement, Boies covenants and agrees to continue his "at will" employment with the Company through the Retirement Date as Vice President of the Company and President of MDG, provided that, at any time after February 29, 2000, Boies shall give the Company at least three (3) months' prior written notice of the Retirement Date. Boies shall faithfully devote his best efforts and all reasonable necessary time, energy and skill to the performance of such duties to advance the interests of the Company through the Retirement Date. If the Company determines to terminate Boies' employment with the Company, without "cause" (as that term is defined in this Section 3.A.), at any time from and after the date of this Agreement, the Company will give Boies as much advance notice of his termination date as is reasonably practicable under the circumstances as determined in the sole judgment of the Company.

          As used in this Agreement the phrase "at will" shall mean that the Company shall have the right to terminate Boies' employment with the Company at any time for any reason or no reason, and Boies shall have the right to terminate his employment with the Company at any time for any reason or no reason, subject, however, to the terms of and the respective agreements and obligations of the parties under this Agreement.

          As used in this Agreement, and in that certain letter agreement, dated September 24, 1996, between the Company and Jeffrey Boies (the "September 24, 1996 Letter"), a copy of which is attached hereto as Exhibit A, the term "cause" shall mean Boies' employment termination for:

a) a persistent failure by Boies to perform the duties and responsibilities of his employment, which failure is willful and deliberate on Boies' part and is not remedied by him in a reasonable period of time after Boies' receipt of written notice from the Company of such failure;

b) an act or acts of dishonesty undertaken by Boies and intended to result in gain or personal enrichment of Boies at the expense of the Company;

c) unlawful conduct or gross misconduct that is willful and deliberate on Boies' part; or

d)     the conviction of Boies of a felony.

          B.          Boies' Covenant Not to Compete.

          In part consideration of the Consideration for this Agreement set forth in Section 1 of this Agreement, Boies covenants and agrees that for a period from and after the date of this Agreement and for one
(1) year from and after the Retirement Date, inclusive (the "Non-Competition Period"), other than to carry out his duties and responsibilities both as Vice President of the Company and President of MDG through the Retirement Date, and as a consultant with respect to any Consulting Services to be provided to the Company and under this Agreement during the Consulting Period, Boies will refrain from carrying on, whether as a principal, agent, investor, employee, employer, consultant, shareholder, partner or in any other individual or representative capacity whatsoever, anywhere in the United States of America, or its territories and possessions, any business in competition with the vend and/or foodservice distribution businesses conducted by the Company at the Retirement Date; provided, however that Boies may own up to one percent (1%) of any outstanding class of equity securities of a company engaged in the vend and/or foodservice distribution business, which are publicly traded on a domestic or foreign stock exchange or on a domestic or foreign over the counter market, without violating this covenant not to compete.

          C.          Boies' Covenant Not to Solicit.

          In part consideration of the Consideration for this Agreement set forth in Section 1 of this Agreement, Boies covenants and agrees that during the term of this Agreement and the Non-Competition Period, Boies will not (1) solicit any employee of the Company for employment or encourage any employee of the Company to terminate his or her employment with the Company, other than as necessary in the performance of his duties as President of MDG and (2) solicit or encourage any current or prospective customer or supplier of the Company from terminating or changing its relationship with the Company, other than as necessary in the performance of his duties as President of MDG.

          D.          Boies' Covenants of Confidentiality and Non-
Disclosure.

          In part consideration of the Consideration for this Agreement set forth in Section 1 of this Agreement, Boies covenants and agrees with the Company, that Boies will maintain in strict confidence and not disclose to any corporation, partnership or other entity or person, any confidential information including, but not limited to, any non-public information obtained by Boies relating to the Company and its subsidiaries, and its businesses, plans, organization, information systems, present and prospective customers, customer buying patterns or requirements, products, techniques, methods, cost, pricing, price methods, margins, rebates, and promotional allowances, trade secrets or any other proprietary information of the Company or any of its subsidiaries, to which Boies had access to or knowledge of during Boies' employment by the Company, or to which Boies may have access to or knowledge of in the performance of Consulting Services during the Consulting Period. Boies agrees that all confidential information, trade secrets and other proprietary information of the Company, are and shall remain the property of the Company at all times during his employment with the Company and after his termination of employment on the Retirement Date. Boies further agrees that none of the confidential information, trade secrets and any other proprietary information of the Company, nor any part thereof, is to be removed from the premises of the Company, in original or duplicate form or transmitted verbally, by electronic means or otherwise, except in the course of conducting ordinary business for the Company. Boies recognizes and acknowledges that all confidential information, trade secrets and other proprietary information of the Company are valuable to the Company and the disclosure or use of the same would cause irreparable harm to the Company.

          E.          Boies' Covenant to Execute and Deliver Release
Agreement

          In part consideration for the Consideration for this Agreement set forth in Section 1 of this Agreement, Boies covenants and agrees that he will execute and deliver the Release Agreement (in the form substantially attached hereto as Exhibit B), on the Retirement Date.

          F.          Boies' Other Covenant.

          In part consideration of the Consideration for this Agreement set forth in Section 1 of this Agreement, Boies covenants and agrees that he will not, in any way, disparage the Company or any of its subsidiaries and affiliates, or any of its directors, officers and employees, or any of its products or services during and after the date of this Agreement.

          G.          Construction and Interpretation.

          The Company and Boies agree that if any clause of Paragraphs B or C of this Section 3 shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of such provision shall not thereby be affected and shall be given full effect. The Company and Boies further agree that if any court construes Paragraph B or Paragraph C to be illegal, invalid or unenforceable because of the duration of such provision, area or matter covered thereby, such court shall reduce the duration, area, or matter of either such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

4.          General.

          A. Boies understands and acknowledges that the Company is agreeing to pay him the Consideration for this Agreement set forth in Section 1 of this Agreement, in consideration of his execution, delivery and performance of this Agreement, and his agreement to execute and deliver the Release Agreement on the Retirement Date. Boies further understands and acknowledges that the Company is under no obligation to pay him the Consideration for this Agreement set forth in Section 1 of this Agreement, unless and until he signs this Agreement and the Release Agreement, and the applicable recission periods set forth in the Release Agreement have expired.

          B. Boies understands and agrees, though the Company has agreed to pay him the Consideration for this Agreement set forth in
Section 1 of this Agreement, on the terms and conditions set forth herein, in exchange for the Boies' covenants and agreements set forth in Section 3 of this Agreement, and Boies' agreement to execute and deliver the Release Agreement, this does not mean that the Company has engaged in any wrongful conduct, has acted in any way to cause him injury, either physical or mental (such as, but not limited to, emotional stress) or is responsible or legally obligated to him for anything, except as provided in this Agreement.

          C. Boies understands that to the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

          D. Boies acknowledges that he has read this Agreement and understands all of its terms and conditions. In agreeing to sign this Agreement, Boise signs it knowingly and voluntarily, and represents that he has not relied on any statements or explanations made by the Company, its employees or attorneys.

          E. The waiver by the Company or Boies of a breach by the Company or Boies, as applicable, of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach by the Company or Boies, as applicable.


          F. The rights and obligations of Boies under this Agreement shall not be assignable, transferable or delegable in whole or in part by Boies. This Agreement is binding upon the successors and assigns of the Company.

          G. This Agreement is a Colorado contract and shall be governed by the laws of the State of Colorado. This Agreement, including the recitals set forth on pages 1 and 2 hereof and the Release Agreement, constitute the entire agreement between the Company and Boies, and supersede any prior oral or written agreement between the Company and Boies with respect to the subject matter hereof, other than paragraphs 7 through 12, inclusive, of the September 24, 1996 Letter, which paragraphs 7 through 12, inclusive, shall continue in full force and effect and shall not be superseded by this Agreement. The Company and Boies agree that by executing and delivering this Agreement, paragraph 7 of the September 24, 1996 Letter shall be amended coincidentally to include the definition of "cause" set forth in Section 3.A. of this Agreement, immediately following the last sentence of paragraph 7.

          H. This Agreement shall not be amended or modified in any way other than by an agreement, in writing, executed and delivered by the parties hereto.

          I. In the event of a breach or threatened breach of any provision of this Agreement by Boies, Boies agrees that the Company shall be entitled to injunctions, both preliminary and final, enjoining and restraining such breach or threatened breach, without any obligation to post bond, and that such remedies shall be in addition to all other remedies available at law or in equity.

                            NOTICE

          The Company hereby advises Boies to consult an attorney before he signs this Agreement.

          IN WITNESS WHEREOF, the parties have signed and delivered this Agreement on the day and year first above written.



                                    INTERNATIONAL MULTIFOODS CORPORATION


ATTEST:

/s/ Frank W. Bonvino              By: /s/ Gary E. Costley
--------------------                  ---------------------
     Secretary                        Gary E. Costley
                                      Chairman of the Board, President
                                      and Chief Executive Officer
WITNESS:

/s/ Judith Weaver                 Jeffrey E. Boies
-----------------                 -----------------
                                      Jeffrey E. Boies



                                                          EXHIBIT A

[MULTIFOODS LETTERHEAD]


September 24, 1996


Jeffrey Boies
7415 Spyglass Court
Cincinnati, Ohio 45244


Dear Jeff:


I am pleased to extend to you an offer of employment with International Multifoods Corporation ("Multifoods"). The offer reflects our recent discussion in which you described your present total compensation and expressed your expectations inc ertain areas.

1. The position being offered is President, VSA, Inc., a subsidiary of Multifoods.

2. In this position you will report directly to Robert M. Price, Chairman and Chief Executive Officer, Multifoods and his successor when appointed by the Board of Directors.

3. The effective date of your employment with VSA, Inc. will be no later than November 1, 1996. We anticipate an earlier start date, however, we understand that is subject to your availability based on present business commitments. Your primary office will be in Denver, Colorado. The VSA, Inc. headquarters office is located at 370 17th Street, Suite 1400, Denver, Colorado 80217.

4. Your starting salary will be $285,000 annually with a commitment to a performance based salary increase of $20,000 within 12 months (November 1, 1997). "Performance based" means reasonable performance based on achieving the FY98 business plan.

5. Since you will be joining VSA, Inc. on November 1, 1996, Multifoods will guarantee the bonus you would likely have received from your present employer. If your bonus for 1996 would have been $160,000 then $80,000 will be treated as an employment bonus to be paid by Novemer 15, 1996 and $80,000 will be treated as a guaranteed bonus to be paid by April 15, 1997. You agree to reimburse Multifoods for $80,000 if you voluntarily terminate within a period of one year, November 1, 1996 - October 31, 1997.

6. A recommendation will be made to the Compensatio Committee of the Board of Directors of Multifoods for the following:

(a) A stock option grant of 6,000 shares of Multifoods Common Stock. The grant price will be the average price of Multifoods stock on your date of employment; you will also be considered for a stock option grant when the Compensation Committee meets in March at which time grants are considered for all senior executives. The recommendation to the Committee will be for no less than 4,000 shares.

(b) In consideration of the expected loss on your present employer's match to the deferred incentive funds and the loss on matching 401(K) shares, a restricted stock grant of 8,650 shares of Multifoods stock will be recommended to the Committee. This value is determined based on the $79,000 of value at risk with the incentive match and $68,000 at risk with the 401(K) match. You agree to confirm the actual loss of value at the time of your employment with Multifoods. The number of restricted shares granted may be modified to reflect a greater or lessor loss of value.

(c) You will be recommended for participation in the Multifoods' Management Benefit Plan. You will also be eligible for the Multifoods' Pension Equity Plan. Considering your retirement opportunity at age 60 with you present employer, the following Supplemental Retirement Plan will be proposed to the Committee.

This arrangement would provide retirement benefits (in addition to any other benefits payable under the qualified or non-qualified retirement plans of Multifoods) based upon the benefits you would have received from the Pension Equity Plan and the Management Benefit Plan had your service from your employment date counted double for both benefit accrual and vesting purposes.

In addition, the hypothetical Pension Equity Plan benefit would be calculated assuming you had satisfied the age and service requirements necessary to qualify for the "grandfather" benefit formula. This would allow you to receive pension benefits under the prior Employees' Retirement Plan formula if that formula would produce a larger benefit than the new Pension Equity Plan formula.

(d) We will also recommend to the Compensation Committee that you receive a Change of Control agreement similar to that of other executives of Multifoods.

7. You will be protected in the case of involuntarey termination, except for cause. If involuntary termination should occur during the first year of yoru employment November 1, 1996 - October 31, 1997 you will receive three years' salary as a severance payment. If the termination should occur during the second year of employment, November 1, 1997 - October 31, 1998, you will receive two years' salary as a severance payment. Following the two year period, in the event of involuntary termination you will receive one years' salary. Any severance payment will require a release prepared by Multifoods and signed by you as well as an agreement not to compete with Multifoods or any of its subsidiaries for a period of one year.

8. Your annual incentive opportunity will be no less than 50% of base salary at business plan level with a maximum incentive opportunity of 70%.

However, it is our intent to design an incentive arrangement based either on a percent of operating earnings and/or agreed upon return on sales of VSA, Inc. that will provide an incentive opportunity significantly in excess of the 50% target and 70% maximum opportunities. This incentive plan will be designed by January 1, 1997 for the fiscal year which begins on March 1, 1997.

9. Multifoods provides a comprehensive benefit program including medical, dental, life insurance, long term disability, etc. Multifoods' medical plan does not have a "pre-existing condition" provision, therefore your son's condition would be covered by the medical plans. A summary of Multifoods' benefit plans, which are comprehensive, are attached for your review. Multifoods also has a 401(K) program called VISA. There is a one year employment period for eligibility, however, this provision is currently under review. Employees may contribute up to 7% of base salary (maximum this year is $9,500) which is matched 50% with Multifoods Common Stock.

10. You will be eligible for all benefits under the Multifoods Employee Relocation Policy. It is a comprehensive policy and includes: home marketing assistance (for your current residence), house hunting trips to the new location, transportation of household goods, one month's salary as a relocation allowance, reasonable closing costs as well as a home buyout option. With the home buyout option, Multifoods' third party relocation company will forward a list of qualified relocation appraisers to you, from which you select two appraisers to determine the market value of your home. An average of those two appraisals is taken, and an offer made to you. If the appraisals are more than 5% apart, then a 3rd certified relocation appraiser will be selected by you to conduct an appraisal on your home. The offer price will be the average of the two closest appraisals. In addition, we will provide you with temporary living expense reimbursement for up to six months at the new location.

11. In accordance with your prior discussion, you will be entitled to four weeks of vacation. Our vacation year is from January 1, to December 31.

12. Also in accordance with your verbal discussion, Multifoods will pay fees and dues for a country club membership of your choice in the Denver area. We expect a condition of reasonableness to apply to the selection. All expenses incurred for business use of the club will be reimbursed based on Multifoods' policies.


Jeff, this offer is contingent upon your completion of an executive type physical examination. If you have had a recent physical exam
(within one year) the written assurance from your doctor, followed by a written summary of the condition of your health will constitute
"satisfactory completion."

We will also need to complete discussions with references.

We are very pleased with the prospect of having you join Multifoods. We are counting on your contribution and strongly believe you will have a very positive impact on the Company. We also believe that Multifoods can offer you a significant challenge as well as growth opportunities in the years ahead.

Will you please indicate your acceptance of this offer by signing and dating the original letter and returning it to me at your earliest convenience.

Very truly yours,




/s/ Robert F. Maddocks
Robert F. Maddocks
Executive Vice President



                               Accepted by:

                               /s/ Jeffrey E. Boies
                               --------------------
                               Jeffrey Boies

Dated: 10/5/96


RFM/pr/fboies


cc: Robert M. Price



                                                     EXHIBIT B

                          RELEASE AGREEMENT



             In part consideration of the "Consideration for this Agreement" as set forth in Section 1 of the Agreement dated October ____, 1999 (the "Retirement Agreement") between International Multifoods Corporation (the "Company") and Jeffrey E. Boies ("Boies"), the sufficiency of which is hereby acknowledged, Boies hereby releases the Company, and its subsidiaries and affiliates, and the current and former insurers, successors, assigns, directors, officers, agents and employees of each, from all causes of action, claims, demands, debts, contracts and agreements which he or his heirs, executors, administrators, legal representatives, successors or assigns and beneficiaries, have or may have by reason of any matter, act or thing occurring or arising prior to or on the date of this Release Agreement, whether presently known or unknown (the "Release").


             The Release applies to any cause of action, claims, demands, debts, contracts and agreements that Boies has or may have by reason of any matter, act or thing occurring or arising prior to or on the date of this Release Agreement, whether or not he now knows about them, including, without limitation, any and all claims relating to his employment with the Company and/or its subsidiaries, or Boies' decision to voluntarily terminate his employment and retire, including, but not limited to, breach of contract claims, a breach of that certain employment letter agreement, dated September 24, 1996, between the Company and Boies, tort claims, claims for wages, bonuses or other compensation, and claims alleging violation of the Fair Labor Standards Act, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the National Labor Relations Act, the Colorado human rights laws, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Colorado Wage Act, and/or any other federal, state or local statute, law, ordinance, regulation, order, or principle of common law.


             The Release does not include any claims that the law does not allow to be waived or any claims that arise after the date on which this Release Agreement is signed by Boies. In addition, the Release does not affect any rights that Boies has (1) as a result of his participation in any pension, health or welfare benefit plan or plans of the Company under the terms and conditions set forth in such plan or plans as of the date of this Release Agreement; and (2) under any indemnification to which Boies is entitled under (A) the Restated Certificate of Incorporation, as amended, of the Company, (B) the Bylaws, as amended, of the Company, or (C) under any contract of insurance maintained by the Company.


             Boies understands that to the extent that any provision of this Release Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Release Agreement, and the validity and enforceability of the remainder of such provision and of this Release Agreement shall be unaffected.


             Boies understands that he may have twenty-one (21) calendar days from the date that he receives this Release Agreement, not counting the day upon which he receives it, to consider whether he wishes to sign this release Agreement. If Boies does not sign this Release Agreement in that period of time, the Company may or may not allow more time. Boies agrees that if he signs this Release Agreement before the end of the twenty-one (21) day period, it is because he decided that he already has had a sufficient period of time to decide whether to sign this Release Agreement.


             Boies has been advised, and he understands, that he has the right to rescind this Release Agreement if he notifies the Company, in writing at International Multifoods Corporation, 200 East Lake Street, Wayzata, Minnesota 55391, Attention: Ralph P. Hargrow, Vice President, Human Resources, of his decision to rescind within seven (7) days of the date that he signs this Release Agreement. Boies understands that this Release Agreement shall not become effective or enforceable until the revocation period has expired. Boies also understands that if he rescinds, he shall forfeit the Severance Payment (described in Section 1 A of the Retirement Agreement). Boies also understands that to be effective his notice of rescission must be in writing and must be delivered to the address stated above either by hand or by mail within the seven (7) day period. If delivered by mail, the rescission must be: (1) postmarked within the seven (7) day period;
(2) properly addressed to the Company; and (3) sent by certified mail, return receipt requested.


             Boies acknowledges that he has read this Release Agreement and understands all of its terms and conditions. In agreeing to sign this Release Agreement, Boise signs it knowingly and voluntarily, and represents that he has not relied on any statements or explanations made by the Company, its employees or attorneys.


                        NOTICE TO EMPLOYEE:


       The Company hereby advises Boies to consult an attorney before signing this Release Agreement.


WITNESS:

-------------------          ----------------------------
                             Jeffrey E. Boies

                             Date Signed:
                                          ---------------

Send signed and witnessed form to:


Ralph P. Hargrow
Vice President, Human Resources
International Multifoods Corporation
200 East Lake Street
Wayzata, Minnesota 55391-1662